Exhibit 5.1

SouthState Corporation

1101 First Street South, Suite 202

Winter Haven, Florida 33880

Re: Registration Statement on Form S-4 Relating to the Agreement and Plan of Merger, dated as of July 22, 2021 by and SouthState Corporation and Atlantic Capital Bancshares, Inc.

Ladies and Gentlemen:

I am Senior Vice President and Deputy General Counsel of SouthState Corporation, a South Carolina corporation (the “Corporation”). My opinion has been requested with respect to the Registration Statement on Form S-4 (as amended, the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”) of up to 7,437,934 shares of the Corporation’s common stock, par value $2.50 per share (the “Shares”), which are proposed to be issued pursuant to the Agreement and Plan of Merger, dated as of July 22, 2021, by and between the Corporation and Atlantic Capital Bancshares, Inc. (the “Merger Agreement”). The Corporation is filing the Registration Statement with the Securities and Exchange Commission with respect to the Shares. This opinion is provided pursuant to the requirements of Item 21(a) of Form S-4 and Item 601(b)(5) of Regulation S-K.

In connection with the foregoing, I have examined such records, documents and proceedings as I have deemed relevant as a basis for the opinion expressed herein. In rendering this opinion, I have assumed, without independent verification, that: (i) all signatures are genuine; (ii) all documents submitted to me as originals are authentic; and (iii) all documents submitted to me as copies conform to the originals of such documents. Based on and subject to the foregoing and the qualifications and limitations set forth herein, and having regard for such legal considerations as I have deemed relevant, it is my opinion that the Shares have been duly authorized and, when the Registration Statement has been declared effective by order of the Securities and Exchange Commission and the Shares have been issued in accordance with the terms of the Merger Agreement and the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is based on and limited to the laws of the State of South Carolina and the federal laws of the United States of America, and I express no opinion as to the laws of any other jurisdiction.

This opinion is delivered as of the date hereof, and I undertake no obligation to advise you of any changes in applicable law or any other matters that may come to my attention after the date hereof.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Sincerely,

/s/ V. Nicole Comer
V. Nicole Comer

Senior Vice President and Deputy General Counsel